Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Iconix Brand Group Inc.
New York, New York

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting a part of this Registration Statement of our report dated June 23, 2006, relating to the Statement of Assets Sold and Statement of Revenues and Direct Operating Expenses of Assets Sold of Mudd (USA) LLC as of and for the periods ended March 31, 2006 and March 31, 2005 appearing in the Company’s Report on Form 8-K/A for the event dated April 11, 2006.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP New York, New York
June 28, 2006